UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2015

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Albany Gate, Darkes Lane Potters Bar, Herts		EN6 1AG, UNITED KINGDOM
(Address of principal executive offices)		(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As described in Mylan’s proxy statement for its January 29, 2015 special meeting, at which shareholders overwhelmingly approved its reorganization in the Netherlands, Mylan’s articles of association provide for issuance to a preferred share foundation of a call option to acquire its preferred shares under certain circumstances. On April 3, 2015, Mylan N.V. (“Mylan”) entered into a Call Option Agreement (the “Call Option Agreement”) with Stichting Preferred Shares Mylan (the “Foundation”). Pursuant to the terms of the Call Option Agreement, Mylan granted the Foundation a call option (the “Option”) pursuant to which the Foundation may acquire from time to time, at an exercise price of EUR 0.01 per share, Mylan preferred shares up to a maximum number at any time equal to the total number of Mylan ordinary shares issued at such time (the “Maximum”).

The Foundation is governed by a board of directors, all the members of which are independent of Mylan.

The above is a summary of the material provisions of the Call Option Agreement and is qualified in its entirety by reference to the Call Option Agreement filed as Exhibit 10.1 to this report.

Item 3.02. Unregistered Sales of Equity Securities.

Mylan entered into the Call Option Agreement on April 3, 2015. The Foundation did not pay any consideration for the grant of the Option. The Foundation may exercise the Option for a number of Mylan’s preferred shares up to the Maximum at an exercise price of EUR 0.01 per share. Mylan granted the Option to the Foundation, which is a single, private party, in a transaction that did not involve any public offering.

Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 3.03. Material Modifications to Rights of Security Holders.

Items 1.01 and 3.02 of this report are incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Call Option Agreement between Mylan and the Foundation, dated April 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2015

MYLAN N.V.

By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Call Option Agreement between Mylan and the Foundation, dated April 3, 2015